Exhibit 10.41

STANDBY LETTER OF CREDIT AGREEMENT

            THIS STANDBY LETTER OF CREDIT AGREEMENT is made and entered into as of February 27, 2004 by and among:

            XL CAPITAL LTD, a company incorporated under the laws of the Cayman Islands,

            XL AMERICA, INC., a Delaware corporation,

            XL INSURANCE (BERMUDA) LTD, a Bermuda limited liability company, and

            XL RE LTD, a Bermuda limited liability company (each an “Applicant” and, collectively, the “Applicants”),

and

            KEYBANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).

Recitals:

            A.   The Applicants have requested that the Bank issue its irrevocable standby letter of credit (the “Credit”) substantially in the form of Exhibit A hereto in favor of the Beneficiary identified therein (as defined in the Credit, the “Beneficiary”).

            B.   Subject to the terms and conditions of this Agreement, the Bank has agreed to issue the Credit to the Beneficiary.

Agreements:

            NOW, THEREORE, in consideration of the foregoing Recitals and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Applicants and the Bank hereby agree as follows:

            1.   Agreement of the Bank to Issue the Credit. The Bank agrees to issue the Credit to the Beneficiary at any time on or prior to June 28, 2004 upon the written request of an Applicant (in form specified by the Bank), so long as, on the date of issuance, and after giving effect to such issuance, (i) no Event of Default (defined below) would then exist and (ii) the Applicants’ representations in Paragraph 8, below, would be true and correct in all material respect.

            2.   Agreement to Pay; Interest. The Applicants unconditionally, and jointly and severally, agree to pay to the Bank, on demand in immediately available funds (in United States Dollars), on each date on which a disbursement is made by the Bank pursuant to the Credit, an amount equal to such disbursement. If payment is not made on the date of disbursement, the Applicants shall pay to the Bank interest on such amount, also payable on demand, at a per annum rate equal to the Base Rate, plus two percent (2%) from the date of disbursement until paid in full, but excluding the date on which payment is made. Such interest shall be computed by obtaining a daily interest factor based upon a 360-day year and multiplying such factor by the actual number of days elapsed in any interest computation period. As used in this Agreement, (a) the term “Base Rate” shall mean, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus one-half percent (0.50%); (b) the term “Prime Rate” shall mean, for any day, the rate of interest per annum then most recently publicly announced by the Bank as its “prime” rate (or equivalent rate otherwise named) in effect at its principal office in Cleveland, Ohio, which prime rate is not necessarily the lowest rate of interest charged by the Bank to commercial borrowers; and (c) the term “Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of Cleveland, or, if

such rate is not so published on such business day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

            3.   Fees. The Applicants agree to pay to the Bank, (a) on the date hereof, an upfront fee in the amount of twenty-five thousand dollars (US$25,000) and (b) quarterly in arrears and on the date on which the Credit expires, letter of credit fees (based on a 360-day year and actual days elapsed) in an amount equal to forty-two and one-half basis points (0.425%) per annum of the amount available to be drawn under the Credit from time to time.

            4.   Joint and Several Obligations; Limitations; Waivers.

            (a)   The Applicants agree that the indebtedness and other obligations of the Applicants under this Agreement (collectively, the “Obligations”) are joint and several, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with terms of this Agreement, irrespective of any of the following circumstances: (i) any lack of validity or enforceability of the Credit or any document or instrument relating thereto; (ii) the existence of any claim, setoff, defense or other rights which any of the Applicants may have at any time against the Bank, the Beneficiary or any other person or entity, whether in connection with the Credit, this Agreement or any unrelated transaction; (iii) any document presented under the Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (iv) payment by the Bank under the Credit against presentation of a draft or certificate which does not strictly comply with the terms of the Credit, provided such payment shall have been made by the Bank in good faith and without gross negligence and payment is made against presentation of a draft or other document that at least substantially complies with the terms of the Credit; (v) any agreement by the Bank and the Beneficiary extending or shortening the Bank’s time after presentation to examine documents or to honor or give notice of discrepancies; or (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that the same shall not constitute gross negligence or bad faith on the part of the Bank. Without limiting the generality of the foregoing, the Bank’s honoring a draft under the Credit without ascertaining or attempting to ascertain the extent, if any, to which the proceeds of such drawing will “be for the benefit of all of the Beneficiary’s policyholders” shall not constitute negligence, gross negligence or bad faith on the part of the Bank and shall not release, impair or otherwise affect the joint and several reimbursement Obligations of each Applicant to the Bank in respect of such drawing.

            (b)   Without limiting any other provision of this Agreement, the Bank: (i) may rely upon any oral, telephonic, facsimile, electronic written or other communication believed by it in good faith to have been authorized by any Applicant, the Beneficiary or anyone acting for any of them; (ii) shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with the Credit, whether transmitted by courier, mail, telecommunication or otherwise, or for errors in interpretation of technical terms or in translation; (iii) shall not be responsible for the identity or authority of any signer or the form, accuracy, genuineness or legal effect of any draft, certificate or other document presented under the Credit; and (iv) may accept as a draft any written or electronic demand or other request for payment under the Credit, even if such demand or other request is not in the form of a negotiable draft.

            (c)   No Applicant shall have any right of subrogation, reimbursement or similar right in respect of its payment of any sum or its performance of any other obligation hereunder unless and until all Obligations have been paid in full and the Bank has no further obligation hereunder or under the Credit. In addition, each Applicant confirms that upon the Bank’s issuance of the Credit, it will have received adequate consideration and reasonably equivalent value for the indebtedness and other Obligations incurred hereunder.

            (d)   If the Obligations of an Applicant would be held or determined by a court or tribunal having competent jurisdiction to be void, invalid or unenforceable on account of the amount of its aggregate liability under this Agreement, then, notwithstanding any other provision of this Agreement to the contrary, the aggregate amount of the liability of such Applicant under this Agreement shall, without any further action by such Applicant, the Bank or any other person, be automatically limited and reduced to an amount which is valid and enforceable.

            (e)   Without limiting the generality of the foregoing, each Applicant and the Bank hereby confirms that it is the intention of all such parties that neither this Agreement nor the issuance of the Credit constitute a fraudulent transfer or conveyance under the federal Bankruptcy Code, the Uniform Fraudulent Conveyances Act, the Uniform Fraudulent Transfer

Act or similar state statute applicable to this Agreement. Therefore, such parties agree that the Obligations of an Applicant shall be limited to such maximum amount as will, after giving effect to such maximum amount and other contingent and fixed liabilities of such Applicant that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of the other Applicants and any other obligor, result in the Obligations not constituting a fraudulent transfer or conveyance.

            (f)   Each Applicant hereby waives (i) notice of acceptance of this Agreement, notice of the creation, renewal or accrual of any of the Obligations and notice of any other liability to which it may apply, and notice of or proof of reliance by the Bank upon this Agreement, (ii) diligence, protest, notice of protest, presentment, demand of payment, notice of dishonor or nonpayment of any of the Obligations, suit or taking other action or making any demand against, and any other notice to the other Applicant or any obligor, (iii) any defense based upon any statute or rule of law to the effect that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (iv) any defense based upon the Bank’s administration or handling of the Obligations, and (v) to the fullest extent permitted by law, any defenses or benefits which may be derived from or afforded by law which limit the liability of or exonerate accommodation co-makers, guarantors or sureties, or which may conflict with terms of this Agreement.

            5.   Change in Law; Capital Adequacy. If after the date hereof, the adoption of or any change in any law or regulation or in the interpretation thereof by, or compliance by the Bank with any guideline or request from, any central bank or other authority charged with the administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any (a) reserve, special deposit or similar requirement against letters of credit issued by the Bank or (b) any capital adequacy or similar requirement (including without limitation a requirement which affects the manner in which the Bank allocates capital to letters of credit), and the result thereof shall be to increase the cost to the Bank of issuing or maintaining the Credit (which increase in cost shall be calculated in accordance with the Bank’s reasonable averaging and attribution methods) or to reduce the rate of return on the Bank’s capital as a consequence of its obligations under the Credit to a level below that which the Bank could have achieved but for such circumstances, then the Applicants shall pay to the Bank within ten (10) days of demand such additional amount or amounts as shall compensate the Bank for such increase in cost or reduction in rate of return; provided that this Paragraph 5 shall not apply to Taxes, which shall be governed exclusively by Paragraph 6 hereof. A certificate of the Bank as to such additional amount or amounts shall be conclusive, absent manifest error.

            6.   Taxes.

            (a)   Net Payments. Any and all payments made to the Bank by any Applicant hereunder shall be made free and clear of and without deduction or withholding for any Covered Taxes, unless an Applicant is required to deduct or withhold Covered Taxes. If an Applicant shall be required by law to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder to the Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings of Covered Taxes (including deductions or withholdings applicable to additional sums payable under this Paragraph 6) the

Bank receives an amount equal to the sum it would have received had no such deductions or withholdings been required and (ii) such Applicant shall pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law and shall provide the Bank with the original or a certified copy of the receipt evidencing such payment. If the Bank determines in good faith that it has received a refund in respect of any Covered Taxes with respect to which any Applicant has paid additional amounts pursuant to this Paragraph 6, the Bank shall promptly after the date of such receipt pay over the amount of such refund to such Applicant (but only to the extent of additional amounts paid by the Applicant under this Paragraph 6 with respect to the Covered Taxes giving rise to such refund), net of all reasonable expenses of the Bank (including additional Taxes attributable to such refund, as determined in good faith by the Bank) and without interest (other than interest, if any, paid by the relevant taxing authority with respect to such refund). Any Applicant shall, upon demand, repay to the Bank any amount paid over to such Applicant by the Bank in the event the Bank is required to repay any portion of such refund to such taxing authority. Nothing in this Paragraph 6 shall entitle any Applicant to have access to the records of the Bank, including, without limitation, tax returns.

            (b)   Exemptions. To the extent it is legally entitled to do so, the Bank shall from time to time, at the written request of any Applicant, provide to such Applicant such form, certification or similar documentation, if any (each duly completed, accurate and signed) as is required by any jurisdiction, in order to obtain an exemption from, or reduced rate of, deduction or withholding of Covered Taxes to which the Bank is entitled pursuant to an applicable tax treaty or other applicable law.

            (c)   Assignees. An assignee of the Bank or subsequent assignee shall not be entitled to any greater additional amounts under this Paragraph 6 than such assignee’s assignor would have been entitled to absent such assignment (determined taking into account the provisions of this Paragraph 6) except to the extent that the entitlement to greater additional amounts resulted solely from a Change in Law formally announced after the date on which such assignee became an assignee hereunder.

            For purposes of this Agreement the following terms shall have the following meanings, respectively:

            “Excluded Taxes” means, with respect to the Bank or any other recipient of a payment from any Applicant hereunder, (i) Taxes imposed on (or measured by) net income, net profits or overall gross receipts (including, without limitation, branch profits taxes) by any jurisdiction under the laws of which such recipient is organized, in which such recipient has an office or with respect to which such recipient has any other connection (other than a connection deemed to arise solely by reason of the recipient’s being a party to this Agreement or receiving a payment under this Agreement, or the recipient’s enforcement of its rights or exercise of its remedies under this Agreement), (ii) any Tax that is not imposed solely as a result of a Change in Law formally announced after the date hereof and (iii) any Tax that is attributable to the recipient’s failure to comply with Paragraph 6(b).

            “Change in Law” means (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority (as defined in the Credit Agreement, defined below) or (c) any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued.

            “Covered Taxes” means all Taxes, other than Excluded Taxes.

            “Tax” (or, as appropriate, “Taxes”) means any present or future income, stamp or other tax, levy, impost, duty, charge or withholding imposed, levied, collected, withheld or assessed by any taxing authority (including any interest or penalties attributable thereto).

            7.   Certain Covenants. The Applicants shall deliver to the Bank the financial statements, other information and notices as and when required by Sections 6.01 and 6.02 of the Credit Agreement to be delivered to the “Agent” and the “Lenders” thereunder; provided, however, that so long as the Bank is a “Lender” under the Credit Agreement, the performance by the Applicants of their obligations under said Sections 6.01 and 6.02 shall be deemed to be performance of their obligations under this Paragraph 7.

            8.   Representations. The Applicants represent and warrant to the Bank that:

            (a)   Each Applicant and each of its Subsidiaries (as defined in the Credit Agreement) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failures to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on (i) the assets, business, financial condition or operations of an Applicant or (ii) the ability of an Applicant to perform any of its payment or other material obligations under this Agreement (a “Material Adverse Effect”).

            (b)   The transactions contemplated by this Agreement are within the corporate or limited liability company powers of each Applicant and have been duly authorized by all necessary corporate or limited liability company action and, if required, stockholder or member action. This Agreement has been duly executed and delivered by each Applicant and constitutes a legal, valid and binding obligation of each Applicant in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            (c)   The transactions contemplated by this Agreement (i) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority (as defined in the Credit Agreement), except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws, or other organizational documents of any Applicant or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Applicant or any of its properties, or give rise to a right thereunder to require such Applicant to make any payment, where such default or payment reasonably can be expected to have a Material Adverse Effect and (iv) will not result in the creation or imposition of any Lien (as defined in the Credit Agreement) on any property of any Applicant, except to the extent, if any, provided under the terms of this Agreement.

            (d)   XL Capital Ltd has heretofore furnished to the Bank (i) its audited consolidated balance sheet for it and its consolidated Subsidiaries (other than XL America, Inc.) and the related statements of income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2002, reported on by Pricewaterhousecoopers LLP, independent public accountants (as provided in XL Capital Ltd’s Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for such fiscal year), and (ii) the unaudited consolidated balance sheet of XL Capital Ltd and its consolidated Subsidiaries as of September 30, 2003 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and for the portion of the fiscal year then ended, as provided in XL Capital Ltd’s report on Form 10Q filed with the SEC for the fiscal quarter ended September 30, 2003. Such financial statements present fairly, in all material respects, the consolidated financial position of XL Capital Ltd and its Subsidiaries as of such dates and its consolidated results of operations and cash flows for such periods in accordance with accounting principles generally accepted in the United States of America, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

            (e)   Since September 30, 2003 there has been no material adverse change in the assets, business, financial condition or operations of any Applicant and its Subsidiaries, taken as a whole.

            (f)   None of the Applicants, nor any of their Subsidiaries, is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and the Credit will not be used in connection with buying or carrying any such margin stock.

            (g)   To ensure the legality, validity, enforceability, or admissibility in evidence of this Agreement, it is not necessary, as of the date hereof, that this Agreement or any other document be filed or recorded with any Governmental Authority in any Account Party Jurisdiction (as defined in the Credit Agreement, with the words “any Account Party” therein being deemed to refer to any Applicant for the purposes of this Agreement), or that any stamp or similar tax be paid on or in respect of this Agreement in any Account Party Jurisdiction, other than such filings and recordations as have already been made and such stamp or similar taxes as have already been paid.

            (h)   This Agreement is in proper form under the laws of any Account Party Jurisdiction for the admissibility thereof in the courts of such Account Party Jurisdiction.

            9.   Events of Default. Should any of the following events (each an “Event of Default”) occur, the Applicants shall pay to the Bank, on demand, to serve as cash collateral for the Obligations, including, without limitation, for application to drawings under the Credit the entire amount thereof which has not been disbursed:

            (a)   any Applicant fails to made payment when due of any amount payable under this Agreement and such failure continues unremedied for at least three (3) days,

            (b)   any representation made in any financial statement or in any certificate or other writing delivered to the Bank by or on behalf of any Applicant in connection with this Agreement or the Credit is in any material respect false or misleading when made,

            (c)   an “Event of Default” under, and as defined in, the 364-Day Credit Agreement dated as of June 25, 2003 among the Applicants, as account parties and guarantors, the lenders party thereto and JPMorgan Chase Bank, as administrative agent, as such Credit Agreement provides on the date hereof or is modified with the written consent of the Bank (the “Credit Agreement”) occurs and is continuing (it being the intention and agreement of the Applicants and the Bank that should the Credit Agreement be terminated or otherwise cease to be effective prior to the expiry date of the Credit and the performance by the Applicants of all of the Obligations, for the purposes of this Agreement the Credit Agreement nonetheless shall be deemed to continue to be effective and in force); or

            (d)   the Applicants or any of them fail to observe or perform any covenant, condition or agreement in the Credit Agreement and, in the case of covenants, conditions and agreements other than the negative covenants contained in Article VII of the Credit Agreement, such failure continues unremedied for at least twenty (20) days after the earlier of (i) the date on which any Applicant receives written notice thereof from the Bank and (ii) the date on which an officer of any Applicant shall have knowledge thereof.

Any amount so paid which has not been drawn at the expiration of the Credit shall be repaid to the Applicants, without interest, upon the payment in full of all other amounts and other Obligations owing hereunder. Upon the Applicants’ failure to pay such amount, the Bank may exercise any and all such rights and remedies as are available to it at law or in equity.

            10.   Notice of Default. Promptly after the occurrence of an Event of Default or an event which with the giving of notice or the passage of time, or both, would constitute an Event of Default, the Applicants shall notify the Bank of such event, together with a statement setting forth the actions being taken by the Applicants to remedy the same.

            11.   Bank’s Expenses. The Applicants agree to reimburse to the Bank all reasonable out-of-pocket expenses paid or incurred by the Bank, including reasonable attorneys’ fees and expenses, in connection with (i) the preparation of this Agreement, the Credit and related documentation and the closing of the effectiveness of this Agreement and the issuance of the Credit, (ii) any amendments, modifications or waivers of the provisions hereof or thereof, and (iii) the enforcement of its rights and remedies hereunder, at law and in equity.

            12.   Indemnity. The Applicants agree at all times to protect indemnify and save harmless the Bank from and against any and all losses, claims, demands, liabilities, damages, costs, charges, counsel fees and other expenses which the Bank may at any time incur by reason of the issuance and performance of the Credit except to the extent resulting from the Bank’s gross negligence or willful misconduct.

            13.   Consent to Jurisdiction. EACH APPLICANT HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COUNT OF RECORD IN THE COUNTY OF CUYAHOGA, OHIO OR OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF OHIO for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement or the Credit, and service of process by the Bank in any such suit, action, proceeding or judgment may be made by mailing a copy thereof to such

Applicant at its address set forth in Paragraph 17, below. EACH APPLICANT ALSO WAIVES ANY CLAIM THAT CUYAHOGA COUNTY OR THE NORTHERN DISTRICT OF OHIO IS AN INCONVENIENT FORUM.

            14.   Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

            15.   No Waiver. No failure on the part of the Bank to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy and power hereby granted to the Bank or allowed it by law or other agreement shall be cumulative and not exclusive the one of any other and may be exercised by the Bank from time to time.

            16.   Renewal; Copy of Notice of Non-Renewal. The Credit will be deemed to be automatically extended without amendment for a period of one year from the expiration date or any further expiration date, unless at least forty-five (45) days prior to such expiration date, the Bank shall notify the Beneficiary by registered or certified mail or by overnight courier (who obtains written confirmation of receipt) that the Credit will not be renewed for any such additional period, which the Bank reserves the right to do in its sole discretion. Contemporaneously with the issuance to the Beneficiary of such notice that the Bank will not renew the term of the Credit, which the Bank reserves the right to do in its sole discretion, the Bank shall provide the Applicants with a copy of such notice.

            17.   Notices. All demands for payment, notices or other communications hereunder shall be given in writing (including communications by facsimile transmission) and shall be addressed:

If to the Bank:	127 Public Square Cleveland, Ohio 44114 Attention: Ms. Mary K. Young Fax No. (216) 689-4981; and

If to an Applicant:	c/o XL Capital Ltd, at XL House One Bermudiana Road Hamilton, HM 11 Bermuda Attention Mr. Roderick J. Gray Fax No. (441) 296-6399;

or to such other address as such party may designate by notice to the other parties.

            18.   Successors and Assigns. No Applicant may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by an Applicant without such consent shall be null and void). The Bank may, with the prior written consent of the Applicants (which consent shall not to be unreasonably withheld or delayed), assign all or a portion of its rights and obligations with respect to this Agreement to one or more financial institutions that are banks listed on the most current Bank List of banks approved by the National Association of Insurance Commissioners, provided that no consent of any Applicant shall be required for such an assignment if an Event of Default has occurred and is continuing, and provided further that the Bank may assign its rights and remedies (as distinct from its obligations in respect of the Credit) to any assignee (whether or not a bank so listed), without the consent of the Applicants, if an Event of Default has occurred and is continuing.

            19.   Waiver of Jury Trial. EACH APPLICANT AND THE BANK IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE CREDIT OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

[No additional provisions are on this page; the page next following is the signature page.]

            IN WITNESS WHEREOF, the Bank and the Applicants have entered into this Agreement as of the date first above written.

APPLICANTS:		BANK:

XL CAPITAL LTD		KEYBANK NATIONAL ASSOCIATION

By:	/s/: Jerry de St. Paer	By: /s/: Mary K.Young

Name:	Jerry de St. Paer	Mary K. Young, Vice President

Title:	SVP & CFO

XL AMERICA, INC.

By:	/s/: Charles F. Barr

Name:	Charles F. Barr

Title:	VP and General Counsel

XL INSURANCE (BERMUDA) LTD

By:	/s/: Christopher A. Coelho

Name:	Christopher A. Coelho

Title:	SVP & CFO

XL RE LTD

By:	/s/: James O’Shaughnessy

Name:	James O’Shaughnessy

Title:	SVP & CFO